Exhibit 10.2

SECOND AMENDMENT TO THE NISOURCE INC.
1994 LONG-TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2004)

     WHEREAS, NiSource Inc. (the “Company”) maintains the NiSource Inc. Long-Term Incentive Plan, as amended and restated effective January 1, 2004 and further amended effective January 1, 2005 (the “Plan”); and

     WHEREAS, pursuant to Paragraph 20 of the Plan, the Company deems it desirable to amend the Plan, subject to stockholder approval, to increase the number of shares of common stock the Company available under the Plan.

     NOW, THEREFORE, the aggregate number of shares reflected in the first sentence of Paragraph 3 of the Plan is hereby amended to be 43,000,000, subject to stockholder approval as described above.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on its behalf, by its officer duly authorized, this 12th day of May, 2005.

NISOURCE INC.

By: /s/ S. LaNette Zimmerman
      S. LaNette Zimmerman